Exhibit 10.9



                    CONSOLIDATED FREIGHTWAYS
                 SENIOR EXECUTIVE INCENTIVE PLAN
                            FOR 1997



THE PLAN

In order to motivate certain employees of Consolidated Freightways (CF) more effectively and efficiently, Consolidated Freightways Corporation of Delaware (CFCD) establishes an Incentive Plan (Plan) under which payments will be made to designated eligible senior executive personnel out of calendar year 1997 Incentive Profits.


DESIGNATION OF PARTICIPANTS

Participants in this Plan shall be designated full-time executive personnel of CF. A master list of all Plan participants will be maintained in the office of the President of CFCD.


ELIGIBILITY FOR PAYMENT

Participants will commence participation at the beginning of the first full calendar quarter following becoming eligible.
Calendar quarters begin January 1, April 1, July 1, and October 1 or the first working day thereafter. An employee who commences participation in the 1997 Plan during the 1997 Plan year, and who participates less than four full quarters, will receive a pro rata payment based on the number of full calendar quarters of Plan participation.

Subject to the following exceptions, no person shall receive any payment under this Plan unless on the date that the payment is actually made that person is then currently (i) employed by CFCD or any of its subsidiaries and (ii) a Plan participant.


     EXCEPTION 1. A Plan participant who is employed by CFCD through December 31, 1997 but leaves that employment or otherwise becomes ineligible after December 31, 1997 but before the final payment is made relating to 1997, unless terminated for cause, shall be entitled to receive payments under this Plan resulting from 1997 Incentive Profits.

     EXCEPTION 2.  An appropriate pro rata payment will be made
     (1) to a Plan participant who retires prior to December 31, 1997 pursuant to the Consolidated Freightways Corporation Retirement Plan or to the provisions of the Social Security Act and who, at the time of retirement, was an eligible participant in this Plan, (2) to the heirs, legatees, administrators or executors of a Plan participant who dies prior to December 31, 1997 and who, at the time of death, was an eligible participant in this Plan, (3) to an eligible Plan participant who is placed on an approved Medical, Sabbatical, or Military Leave of Absence prior to December 31, 1997, or (4) to an eligible Plan participant who is transferred to another subsidiary of Consolidated Freightways Corporation and who remains an employee through December 31, 1997.


METHOD OF PAYMENT

Participants will earn 25% of their assigned incentive participation factor by accomplishing their location-specific assigned goals. The remainder of their incentive participation factor will be earned based on a multiplier as determined by total company pre-tax, pre-incentive profit ratio applied to the 25% of participation factor.

Incentive from location-specific goals will be earned ratably.
The multiplier will be earned prorata between the operating ratio increments.


DATE OF PAYMENT

The President of CFCD may authorize a partial payment of the estimated annual earned incentive, in December, 1997. The final payment to eligible participants, less any previous partial payment, will be made on or before March 15, 1998.


INCENTIVE PROFIT

Incentive Profit is defined as the pre-tax earnings of Consolidated Freightways before deducting any amounts expensed under this or any similar incentive plan, before deducting any amounts expensed under the restricted stock plan and before deducting income taxes, but after deducting expenses incurred from any bonus plan(s).


ANNUAL COMPENSATION

Annual Compensation for incentive purposes for each Plan participant is his annualized salary or hourly base pay before any incentive, overtime, or other special compensation as of the first pay period following the date the participant becomes eligible to participate in this Plan.


MAXIMUM PAYMENT

Payments under this Plan are not limited by each participant's participation factor.


LAWS GOVERNING PAYMENTS

No payment shall be made under this Plan in an amount which is prohibited by law.


AMENDMENT, SUSPENSION, AND ADMINISTRATION OF PLAN

The Board of Directors of CFCD may at any time amend, suspend, or terminate the operation of this Plan, by thirty-day written notice to the Plan participants, and will have full discretion as to the administration and interpretation of this Plan. No participant in this Plan shall at any time have any right to receive any payment under this Plan until such time, if any, as any payment is actually made.


DURATION OF PLAN

This Plan is for the calendar year 1997 only.